Exhibit 23(d-8)

                             REIMBURSEMENT AGREEMENT

          This Agreement is entered into as of February 2, 2006, between Pacific Capital Funds, a Massachusetts business trust (the "Trust"), on behalf of each of its series (the "Funds"), and The Asset Management Group of Bank of Hawaii ("BOH").

     WHEREAS, the Trust is registered with the Securities and Exchange Commission as an open-end management investment company, and offers shares in several portfolios (the "Funds");

     WHEREAS, The Asset Management Group of Bank of Hawaii (a separately identifiable department or division of BOH) serves as investment adviser to the Funds;

     WHEREAS, the Trust intends to periodically enter into various agreements (each, an "Intermediary Agreement") with broker-dealers, banks, retirement plan administrators or other institutions (each, an "Intermediary") that agree to make shares of one or more Funds available to their customers, which Intermediaries will, in accordance with the relevant Intermediary Agreement, provide certain recordkeeping, processing and/or other administrative services (the "Services");

     WHEREAS, each Intermediary will be entitled to receive certain compensation ("Compensation") for such Services at a contractual fee rate (the "Fee Rate"); and

     WHEREAS, BOH desires to pay for some or all of the Compensation with respect to the Intermediary Agreements at the rate referred to as the "Proposed Payment Arrangements" set forth on Exhibit A attached hereto as may be revised from time to time (the "Schedule"), on the terms and conditions set forth herein.

Accordingly, the parties hereto agree as follows:

1. Fees and Expenses.

     (a) BOH agrees to pay the amounts of the Proposed Payment Arrangement as set forth on the Schedule for the Intermediary Names listed on the Schedule. Upon termination of this Agreement before the end of any month, the amount for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Except as otherwise provided herein, each party shall bear the expenses associated with performing its obligations under this Agreement.

     (b) BOH shall have no obligation to pay any amount hereunder with respect to any Intermediary Agreement until: (i) a revised Schedule has been executed by all parties with respect to such Intermediary Agreement and executed copies of the Intermediary Agreement have been received by each party; and (ii) the Board of Trustees of the Trust (the "Board") has made a determination that no portion of the Compensation that may be payable by BOH as set forth on the Schedule is paid for the purpose of directly or indirectly financing distribution of the shares of the Trust and that the Compensation is reasonable in relation to the services provided. The Trust shall provide BOH reasonable notice prior to entering into or upon the termination of any Intermediary Agreement, and the Trust shall provide BOH prompt notice of any determination by the Board that any portion of the Proposed Payment Arrangement is paid for the purpose of directly or indirectly financing distribution of the shares of the Trust.

2. Maintenance of Records. BOH shall keep and maintain on behalf of the Trust all books and records which the Trust is required to keep and maintain in connection with the payments to be made hereunder. BOH further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all such books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by regulatory authorities or court process.

3. Operations of the Funds. In no way shall the provisions of this Agreement limit the authority of the Trust or BOH to take such lawful action as either of them may deem appropriate or advisable in connection with all matters relating to the operation and sale of the Funds and the sale of the shares in the Funds. The parties acknowledge that nothing in this Agreement shall in any way preclude or prevent the Board from taking any actions deemed necessary by the Board in furtherance of their fiduciary duties to the Trust, the Funds and their shareholders, which, among other things, may include the refusal to sell Shares of any Fund to any person, or to suspend or terminate the offering of the Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in light of the Trustees' fiduciary duties under applicable law, necessary in the best interests of the shareholders of any Fund.

4. Relationship of Parties / Division of Responsibilities. Neither of the parties shall hold itself out as an agent of the other party with the authority to bind such party with respect to the matters covered in this Agreement. The Trust shall assume and retain full responsibility for determining each Intermediary to be appointed as agent by the Funds, and for the acceptability of the terms of each Intermediary Agreement. The Trust agrees and acknowledges that
(i) except as specifically provided hereunder with respect to certain payments to be made by BOH, BOH makes no representations concerning, and take no responsibility for, any Intermediary Agreement, and (ii) the Trust is not relying upon BOH to review or evaluate the terms of any Intermediary Agreement on behalf of the Trust.

5. Representations and Warranties. Each party represents and warrants that it is free to enter into this Agreement, has full power and authority to enter into this Agreement, has taken all action necessary to enter into and perform this Agreement, and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation, or other entity.

6. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

7. Termination.

     (a) Either party may terminate this Agreement without payment of any penalty, upon 60 days' written notice to the other party.

     (b) The obligations of BOH hereunder shall terminate immediately, without payment of any penalty, upon the termination or non-renewal of the Investment Advisory Agreement dated October 29, 1993, as amended, between BOH and the Trust.

     (c) This Agreement shall terminate immediately, without payment of any penalty, upon the reasonable determination of either party, or the determination of counsel to the Trust, that the payments made hereunder or the Intermediary's provision of Services is in conflict with applicable law.

     (d) Section 2 of this Agreement shall survive termination of this Agreement.

8. Assignment. This Agreement shall not be assigned by any party hereto except with the written consent of the other parties.

9. Modification. This Agreement, including Exhibit A, may be modified or amended, and the terms of this Agreement.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

11. Notices. All notices and other communications to BOH or the Trust will be duly given if mailed or faxed to the address set forth below, or to such other address as any party may provide in writing to the other parties. Any notice provided hereunder shall be sufficiently given when sent by registered, certified or overnight mail to: (i) BOH at the following address: 130 Merchant Street, Suite 270, Honolulu, Hawaii 96813, Attn: Jordan Ige; and (ii) the Trust at the following address: 130 Merchant Street, Suite 240, Honolulu, Hawaii,
Attn: President, Pacific Capital Funds.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

                                        PACIFIC CAPITAL FUNDS


                                        By: /s/ William P. Henry, Jr.
                                            ------------------------------------
                                            William P. Henry, Jr.
                                        Title: President


                                        THE ASSET MANAGEMENT GROUP OF BANK OF
                                        HAWAII


                                        By: /s/ Jordan T. Ige
                                            ------------------------------------
                                            Jordan T. Ige
                                        Title: Senior Vice President

                                    Exhibit A
                    as amended effective September 28, 2006

                         FUNDS (SHARE CLASSES)
INTERMEDIARY NAME           UNDER AGREEMENT              FEE RATE                SERVICES
-----------------   ------------------------------   ---------------   -----------------------------
LINCOLN             All Funds (A Shares)             10 basis points   -    Establishing underlying
RETIREMENT                                                                  shareholder accounts;
SERVICES COMPANY
LLC                                                                    -    Recordkeeping and
                                                                            maintenance;

                                                                       -    Placing trades and
                                                                            executing orders on
                                                                            behalf of clients;

                                                                       -    Mailing Fund related
                                                                            materials;

                                                                       -    Responding to client
                                                                            inquiries;

                                                                       -    Other similar
                                                                            administrative services.

FIDELITY /          -    Short Intermediate U.S.     10 basis points   -    Shareholder account set
NATIONAL                 Government Securities                              up and maintenance;
FINANCIAL                Fund (A Shares)
SERVICES LLC                                                           -    Shareholder assistance;
                    -    Diversified Fixed Income
                         Fund (A Shares)                               -    Transaction processing
                                                                            and settlement;
                    -    Small Cap Fund (A Shares)
                                                                       -    Shareholder account
                         FIDELITY INVESTMENTS                               statement preparation
                         INSTITUTIONAL OPERATIONS                           and distribution;
                         COMPANY, INC. ("FIIOC")
                                                                       -    Confirmation preparation
                    -    Small Cap Fund (A and Y                            and distribution;
                         Shares)
                                                                       -    Payment of Fund
                                                                            distributions;

                                                                       -    Prospectus fulfillment;

                                                                       -    Account-level tax
                                                                            reporting.

CHARLES SCHWAB &    Small Cap Fund (A Shares)        15 basis points   -    Record maintenance;
CO., INC.
                                                                       -    Shareholder
                                                                            communication;

                                                                       -    Transactional services;

                                                                       -    Tax information and
                                                                            reports